Exhibit 10.1
BASIC ENERGY SERVICES, INC.
FORM OF PERFORMANCE-BASED AWARD AGREEMENT
(Officers and Employees)
Grantee:
     1. Grant of Performance-Based Award; Issuance of Restricted Stock Upon Achievement of Performance-Based Metrics.
     (a) As of the date of this agreement (this “Agreement”), Basic Energy Services, Inc. (formerly BES Holding Co.), a Delaware corporation (the “Company”), hereby grants to the Grantee (identified above) shares (the “Restricted Stock”) of common stock, $0.01 par value per share of the Company (the “Common Stock”), subject to meeting the Performance Metrics as described in Section 12 hereof, and in accordance with the terms and conditions of this Agreement and the Second Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan (the “Plan”). The Plan is hereby incorporated in this Agreement in its entirety by reference.
     (b) Grantee shall earn the right to receive a number of shares of Restricted Stock, not to exceed 150% of the EPS Target Shares (as identified in Section 12 below), based on the achievement by the Company compared to the EPS Performance Metric (as identified in Section 12 below) of other members of the PB Peer Group (as identified in Section 12 below). Grantee shall earn (A) 150% of the EPS Target Shares based on the Company being equal to or above the EPS Performance Metric of the best performing member of the PB Peer Group, (B) 50% of the EPS Target Shares based on the Company’s performance being equal to the worst performing member of the PB Peer Group, and (C) a range between 50-150% of the EPS Target Shares based on the Company’s performance above or below the median of the entire PB Peer Group and within clauses (A) and (B) of this sentence (with 100% of the EPS Target Shares being earned if the Company’s performance is equal to the median of the EPS Performance Metrics for the PB Peer Group). Notwithstanding the foregoing in this Section 1(b), if the Company incurs a net loss based on the Company’s average EPS for the Performance Period (as identified in Section 12 below), none of such shares shall be deemed earned with respect to the EPS Performance Metric.
     (c) Grantee shall earn the right to receive a number of shares of Restricted Stock, not to exceed 150% of the ROCE Target Shares (as identified in Section 12 below), based on the percentage achieved by the Company compared to the ROCE Performance Metric (as identified in Section 12 below). Grantee shall earn (A) 150% of the ROCE Target Shares based on the Company being equal to or above the ROCE Performance Metric of the best performing member of the PB Peer Group, (B) 50% of the ROCE Target Shares based on the Company’s performance being equal to the worst performing member of the PB Peer Group, and (C) a range between 50-150% of the ROCE Target Shares based on the Company’s performance above or below the median of the entire PB Peer Group and within clauses (A) and (B) of this sentence (with 100% of the ROCE Target Shares being earned if the Company’s performance is equal to the median of the ROCE Performance Metrics for the PB Peer Group). Notwithstanding the foregoing in this Section 1(c), if (i) the Company’s ROCE Performance Metric is below the worst performing company in the PB Peer Group (as defined in Section 12 below) and (ii) the Company’s ROCE Performance Metric is less than 75% of the lowest PB Peer Group member, none of such shares shall be deemed earned with respect to the ROCE Performance Metric.
     (d) The stock certificate(s) or book entry evidencing the shares of Restricted Stock shall not be issued or registered on the Company’s books and records until (i) the achievement of the Performance Metrics set forth above and described in Section 12 below have been met and approved by the Committee and (ii) the Committee has determined the specific number of shares of Restricted Stock to be issued pursuant to this Agreement. Upon resolution and certification by the Committee that the applicable Performance Metrics have been achieved, and subject to the other terms and conditions of this Agreement, the Company will promptly issue by book entry or a stock certificate(s) with respect to the aggregate number of shares of Restricted Stock certified by the Committee for issuance under this Agreement.
     2. Definitions. All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. Section 12 below sets forth meanings for certain of the capitalized terms used in this Agreement.
     3. Vesting Term. Any Restricted Stock earned by and issued to Grantee pursuant to this Agreement will vest in the Grantee as set forth in Section 12 below.
     4. Purchase Price. No consideration shall be payable by the Grantee to the Company for the Restricted Stock.
     5. Restrictions on Restricted Stock.
     (a) The Restricted Stock earned and issued to Grantee hereunder shall be maintained in book entry form or the stock certificates shall be retained in the possession of the Company until vested in the Grantee as provided in Sections 3 and 12 hereof.
     (b) All unvested shares of Restricted Stock will be forfeited by the Grantee (a) if the Grantee’s employment with the Company is terminated by the Company for “Cause” before the Restricted Stock is vested or (b) if the Grantee terminates his employment with the Company before the Restricted Stock is vested for any reason other than (i) “Good Reason” or (ii) the death or “Disability” of the Grantee, as such terms “Cause,” “Disability” or “Good Reason” or equivalent terms (such as “Termination for Cause” or “Termination for Good Reason”) are defined in the employment agreement in effect between the Grantee and the Company as of the date hereof or, if no such agreement exists, as such terms are defined in the Plan at the time of such termination of employment to the extent not modified in Section 12 below, or as otherwise defined in this Agreement. “Retirement” shall also have the effect as set forth in Section 12(g) below.
     (c) At such time as the vesting period is satisfied, a certificate for the Common Stock no longer subject to forfeiture will be delivered to the Grantee without the legend set forth in Section 5(e) below.
     (d) From and after the date the stock certificate for the Restricted Stock is issued and prior to any forfeiture of the Restricted Stock, the Grantee shall be entitled to vote the shares of Restricted Stock and shall be entitled to receive any cash dividends payable on such shares at the time such dividends are paid with respect to the Common Stock. Any dividends paid or payable in shares of Common Stock or other stock of the Company applicable to the Restricted Stock shall be retained by the Company until the vesting period of the Restricted Stock on which the stock dividend was issued is satisfied.
     (e) Any book entry shares or certificate representing the Restricted Stock awarded hereunder shall be issued to the Grantee pursuant to the terms of the Plan and this Agreement and shall be marked with the following legend:
“The shares represented by this certificate have been issued pursuant to the terms of the Second Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as set forth in the terms of such Plan or Award Agreement dated March 11, 2008.”
     6. Independent Legal and Tax Advice. Grantee acknowledges that the Company has advised Grantee to obtain independent legal and tax advice regarding the grant of the Restricted Stock in accordance with this Agreement and any disposition of any such shares.
     7. Reorganization of Company. The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue or bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     8. Investment Representation. Grantee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with any federal or state securities law. Moreover, any stock certificate for any Restricted Stock (and/or Common Stock) issued to Grantee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion. Grantee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares of Common Stock hereunder to comply with any law, rule or regulation that applies to the shares subject to this Agreement.

     9. No Guarantee of Employment. This Agreement shall not confer upon Grantee any right to continued employment with the Company or any Affiliate thereof.
     10. Withholding of Taxes. The Grantee shall have the responsibility of discharging all taxes owed by the Grantee as a result of any Restricted Stock awarded to Grantee pursuant to this Agreement and no issuance of Common Stock pursuant to this Agreement shall be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts that may be required to be withheld or paid to the Company with respect thereto. Notwithstanding the foregoing, in accordance with Section 9(b) of the Plan, the Company hereby agrees that the Grantee may direct the Company to satisfy the Company’s actual withholding tax obligations through the “constructive” tender and withholding of vested Restricted Stock under this Agreement; provided, the Company may revoke such right at any time prior to the vesting date of Awards under this Agreement by giving written notice to the Grantee. Grantee agrees that, if he makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with regard to the Restricted Stock, he will so notify the Company in writing within two (2) weeks after making such election, so as to enable the Company to timely comply with any applicable governmental reporting requirements.
     11. General.
     (a) Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable. Notices shall be effective upon receipt.
     (b) Transferability of Award. The rights of the Grantee pursuant to this Agreement are not transferable by Grantee. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Grantee or any permitted transferee thereof. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock, prior to the lapse of restrictions, that does not satisfy the requirements hereunder shall be void and unenforceable against the Company.
     (c) Amendment and Termination. No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Grantee and the Company.
     (d) No Guarantee of Tax Consequences. The Company and the Committee make no commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement. The Grantee has been advised and been provided the opportunity to obtain independent legal and tax advice regarding the award of Restricted Stock pursuant to this Agreement and the disposition of any Common Stock acquired thereby.
     (e) Severability. In the event that any provision of this Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included therein.
     (f) Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Grantee regarding the grant of the Restricted Stock covered hereby.
     (g) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.
     (h) No Trust or Fund Created. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliates pursuant to this Agreement, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.
     (i) Other Laws. The Company retains the right to refuse to issue or transfer any Common Stock if it determines that the issuance or transfer of such shares might violate any applicable law or regulation or entitle the Company to recover under Section 16(b) of the Securities Exchange Act of 1934.
     (j) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.
     12. Definitions and Other Terms. The following capitalized terms shall have those meanings set forth opposite them:
     (a) Grantee. The person specified as the Grantee on page 1 and the signature page of this Agreement.
     (b) Vesting. Subject to Section 5 above and the terms of the Plan, the Grantee shall vest in all rights to the Restricted Stock and any rights of the Company to such Restricted Stock shall lapse on the earlier of (i) the dates set forth below; (ii) termination by the Company without Cause; (iii) the death or Disability of the Grantee; or (iv) Termination for Good Reason.
     With respect to any of the events set forth in clauses (ii), (iii) or (iv) above in this Section 12(b) prior to the end of the Performance Period, the Grantee shall also be deemed to have met the Performance Criteria and earned 100% of each of the EPS Target Shares and the ROCE Shares. In the event of a Change of Control as defined in the Plan and related termination events, Section 8(b) of the Plan shall be applicable, including the potential deemed meeting of Performance Criteria at the highest level set forth in this Agreement.

     If not earlier vested, the Restricted Stock shall vest according to the following schedule:
March 15, 201[0] — 1/3 of such shares
March 15, 201[1] — 1/3 of such shares
March 15, 201[2] — 1/3 of such shares
     (c) Termination for Good Reason. Termination for Good Reason shall have the meaning set forth in the Plan, except that clause (ii) of the definition thereof is hereby amended and restated in its entirety as follows: (ii) reduction in (a) the Participant’s annual base salary immediately prior to the Change in Control, (b) the Participant’s target bonus opportunity (expressed as a percentage of the Participant’s annual base salary or other method approved by the Committee) immediately prior to the Change in Control or (c) benefits comparable in the aggregate to those enjoyed by the Participant under the Company’s retirement, life insurance, medical, dental, health, accident and disability plans in which Participant was participating immediately prior to the Change in Control;
     (d) Disability. “Disability” shall mean that Grantee is entitled to receive long-term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company that covers Grantee. If, for any reason, Grantee is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to the Company. Grantee agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he or she has a Disability.
     (e) Retirement. “Retirement” means the voluntary termination of Grantee’s employment for normal retirement at or after attaining age 62 provided that, on the date of his retirement, Grantee has accrued at least ten continuous years of active employment service with the Company; provided, if the Grantee is party to an employment agreement in effect between the Grantee and the Company as of the date hereof in which the term “Retirement” is defined for purposes of that agreement, such term shall apply to this Agreement.
In the event of the Retirement of the Grantee, Grantee is hereby given the option to have any unvested shares forfeited in connection with such Retirement in accordance with Section 5(b) reissued to the Grantee upon, and as partial consideration for, Grantee’s execution and delivery of a non-compete agreement (in the form required by the Company in its sole discretion with a term of not longer than the final vesting date set forth in Section 12(d) above) within the period of time specified by the Company after delivery of such agreement to the Grantee for execution. In addition, with respect to a Retirement after the end of the Performance Period but prior to the determination of the achievement of Performance Criteria by the Committee, the Grantee shall also be deemed to have met the Performance Criteria and earn EPS Target Shares and ROCE Shares if and when determined in accordance with the terms of this Agreement.

     (f) EPS Target Shares; ROCE Target Shares; and Maximum Number of Shares of Restricted Stock. “EPS Target Shares” means                      shares of Common Stock. “ROCE Target Shares” means                      shares of Common Stock. Accordingly, based on the potential achievement that may be obtained in Section 1(b) and 1(c) hereof, the maximum number of shares of Restricted Stock that may be issued by the Company pursuant to this Agreement is                      shares of Common Stock.
     (g) Performance Metrics. For purposes of this Agreement:
(i)	“Performance Metrics” means the ROCE Performance Metric and the EPS Performance Metric, collectively.

(ii)	“ROCE Performance Metric” means the change in ROCE during the Performance Period. “ROCE” means return on capital employed during the Performance Period, calculated as (i) earnings (loss) before interest and taxes divided by (ii) average total assets, less current liabilities, in each case as calculated in accordance with U.S. generally accepted accounting principals (“GAAP”) and as reported on the Company’s quarterly financial statements for periods completed during the Performance Period.

(iii)	“EPS Performance Metric” means the change in earnings per share for continuing operations (as calculated in accordance with U.S. generally accepted accounting principals) during the Performance Period.
     (h) PB Peer Group. “PB Peer Group” means each of the following companies: (1) Pioneer Drilling Co.; (2) Bronco Drilling Company, Inc.; (3) Tetra Technologies, Inc.; (4) Oil States International, Inc.; (5) Union Drilling, Inc.; (6) Superior Well Services, Inc.; (7) Complete Production Services, Inc.; (8) W-H Energy Services, Inc.; (9) Superior Energy Services, Inc.; and (10) Key Energy Services, Inc; provided, in the event any such company ceases to exist, ceases to file public reports timely with the U.S. Securities and Exchange Commission with respect to the Performance Period or merges or combines with any other entity that, in the determination of the Committee makes such combined company not comparable for use as part of the PB Peer Group, the Committee in its sole discretion may continue to include or exclude such company in the PB Peer Group, and in such event may substitute any other company engaged in the business of services to the oil and gas production industry in its place as part of the PB Peer Group.
     (i) Performance Period. “Performance Period” means the three-year period beginning January 1, 2006 and ending December 31, 2008.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has hereunto executed this Agreement as of the same date, to be effective as of .

BASIC ENERGY SERVICES, INC.

By:

Name:

Title:

Address for Notices:

Basic Energy Services, Inc.
P.O. Box 10460
Midland, Texas 79702
Fax: (432) 620-5501

Attn: President

GRANTEE

[NAME]

Address for Notices:

Fax: